EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-45770) of CoStar Group, Inc. of our report dated February 11, 2002, with respect to the consolidated financial statements of CoStar Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

McLean, Virginia
March 25, 2002